UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                                 (RULE 13D-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13D-1(A) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(A).

                               (AMENDMENT NO. 3)*

                       FIRST VIRTUAL HOLDINGS INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   337486 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

       RONALD FISHER                           STEPHEN A. GRANT, ESQ.
  SOFTBANK HOLDINGS INC.                        SULLIVAN & CROMWELL
10 LANGLEY ROAD, SUITE 403                        125 BROAD STREET
  NEWTON CENTER, MA 02159                        NEW YORK, NY 10004
      (617) 928-9300                               (212) 558-4000

          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)
                                  JUNE 19, 1998
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

                         (Continued on following pages)

                              (Page 1 of 8 Pages)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
|_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).                                                          SEC 1746(12-91)

                                  SCHEDULE 13D

-----------------------                                       -----------------
CUSIP NO.  337486 10 4                                        PAGE 2 OF 8 PAGES
------------------------                                      -----------------

--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    SOFTBANK HOLDINGS INC.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) |_|
                                                                        (B) |_|
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS*

    WC
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
--------------------------------------------------------------------------------
                     7  SOLE VOTING POWER

                        20,013,713 (1) (2)
                    -----------------------------------------------------------
    NUMBER OF        8  SHARED VOTING POWER
      SHARES
   BENEFICIALLY         4,979,611 (2)
     OWNED BY       -----------------------------------------------------------
       EACH          9  SOLE DISPOSITIVE POWER
    REPORTING
      PERSON            20,013,713 (1) (2)
       WITH         -----------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        0
                   ------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    24,993,324 (1) (2)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    81.9% (1) (2)
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
     (1) Such number of shares and percentage are estimated and are subject to increase as described in Item 5.
     (2)  See Item 5.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                       -----------------
CUSIP NO.  337486 10 4                                        PAGE 3 OF 8 PAGES
------------------------                                      -----------------

--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    SOFTBANK TECHNOLOGY VENTURES IV L.P.
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) |_|
                                                                        (B) |_|
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS*

    WC
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
--------------------------------------------------------------------------------
                     7  SOLE VOTING POWER

                        8,286,892 (1)
                    -----------------------------------------------------------
    NUMBER OF        8  SHARED VOTING POWER
      SHARES
   BENEFICIALLY         4,979,611 (1)
     OWNED BY       -----------------------------------------------------------
       EACH          9  SOLE DISPOSITIVE POWER
    REPORTING
      PERSON            8,286,892 (1)
       WITH         -----------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        0
                   ------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    13,266,503 (1)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    66.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
     (1)  See Item 5.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                       -----------------
CUSIP NO.  337486 10 4                                        PAGE 4 OF 8 PAGES
------------------------                                      -----------------

--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    SOFTBANK CORPORATION
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) |_|
                                                                        (B) |_|
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

    JAPAN
--------------------------------------------------------------------------------
                     7  SOLE VOTING POWER

                        20,013,713 (1) (2)
                    -----------------------------------------------------------
    NUMBER OF        8  SHARED VOTING POWER
      SHARES
   BENEFICIALLY         4,979,611 (2)
     OWNED BY       -----------------------------------------------------------
       EACH          9  SOLE DISPOSITIVE POWER
    REPORTING
      PERSON            20,013,713 (1) (2)
       WITH         -----------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        0
                   ------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    24,993,324 (1) (2)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    81.9% (1) (2)
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    HC, CO
--------------------------------------------------------------------------------
     (1) Such number of shares and percentage are estimated and are subject to increase as described in Item 5.
     (2)  See Item 5.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                       -----------------
CUSIP NO.  337486 10 4                                        PAGE 5 OF 8 PAGES
------------------------                                      -----------------

--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    MASAYOSHI SON
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) |_|
                                                                        (B) |_|
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

    JAPAN
--------------------------------------------------------------------------------
                     7  SOLE VOTING POWER

                        20,013,713 (1) (2)
                    -----------------------------------------------------------
    NUMBER OF        8  SHARED VOTING POWER
      SHARES
   BENEFICIALLY         4,979,611 (2)
     OWNED BY       -----------------------------------------------------------
       EACH          9  SOLE DISPOSITIVE POWER
    REPORTING
      PERSON            20,013,713 (1) (2)
       WITH         -----------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        0
                   ------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    24,993,324 (1) (2)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    81.9% (1) (2)
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
     (1) Such number of shares and percentage are estimated and are subject to increase as described in Item 5.
     (2)  See Item 5.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                       -----------------
CUSIP NO.  337486 10 4                                        PAGE 6 OF 8 PAGES
------------------------                                      -----------------

--------------------------------------------------------------------------------
 1  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    STV IV LLC
--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (A) |_|
                                                                        (B) |_|
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  SOURCE OF FUNDS*

    AF
--------------------------------------------------------------------------------
 5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) OR 2(e)                                                      |_|
--------------------------------------------------------------------------------
 6  CITIZENSHIP OR PLACE OF ORGANIZATION

    DELAWARE
--------------------------------------------------------------------------------
                     7  SOLE VOTING POWER

                        8,286,892 (1)
                    -----------------------------------------------------------
    NUMBER OF        8  SHARED VOTING POWER
      SHARES
   BENEFICIALLY         4,979,611 (2)
     OWNED BY       -----------------------------------------------------------
       EACH          9  SOLE DISPOSITIVE POWER
    REPORTING
      PERSON            8,286,892 (1)
       WITH         -----------------------------------------------------------
                    10  SHARED DISPOSITIVE POWER

                        0
                   ------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    13,266,503 (1)
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            |_|
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    66.1% (1)
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    00
--------------------------------------------------------------------------------
     (1)  See Item 5.


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                      INCLUDE BOTH SIDES OF THE COVER PAGE,
                 RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF
                  THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

-----------------------                                       -----------------
CUSIP NO.  337486 10 4                                        PAGE 7 OF 8 PAGES
------------------------                                      -----------------

         SOFTBANK Holdings, SOFTBANK Technology, SOFTBANK, Son, and STV hereby amend and supplement the Statement on Schedule 13D originally filed by the Reporting Persons on May 11, 1998, as amended on June 4, 1998 and June 15, 1998 (as amended, the "Statement"), with respect to the Common Stock, par value $0.001 per share (the "Common Stock"), of First Virtual Holdings Incorporated, a Delaware corporation (the "Company").

         The descriptions contained in this Statement of certain agreements and documents are qualified in their entirety by reference to the complete texts of such agreements and documents, which have been filed as exhibits to the Schedule 13D, as amended and supplemented, and incorporated by reference herein. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Statement.


ITEM 4.   PURPOSE OF TRANSACTION.

         Item 4 is hereby amended and supplemented by incorporation of the information set forth in Item 6 with respect to the Loan Assignment Agreement (as defined herein).


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Item 6 is hereby amended and supplemented by incorporation of the following:

         In connection with the Loan Agreement, SOFTBANK Holdings entered into a Loan Assignment Agreement, dated as of June 19, 1998 (the "Loan Assignment Agreement") (attached hereto as Exhibit K), with Consolidated Email, Inc., a wholly-owned subsidiary of SOFTBANK Technology. Under the Loan Assignment Agreement, SOFTBANK Holdings assigned (i) its interest in and to all of its rights under the Loan Agreement with respect to certain loans in a principal amount of $700,000 plus interest (the "Assigned Loans") and (ii) a 50% interest in each promissory note delivered in connection with the Assigned Loans. At the Closing, the principal of, and accrued interest on, the promissory notes will be converted into shares of Common Stock and such Common Stock will be held by SOFTBANK Technology.


ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 is hereby amended and supplemented by the addition of the following:

         Exhibit K   Loan Assignment Agreement, dated as of June 19, 1998, by
                     and among SOFTBANK Holdings and Consolidated Email, Inc.

-----------------------                                       -----------------
CUSIP NO.  337486 10 4                                        PAGE 8 OF 8 PAGES
------------------------                                      -----------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 23, 1998                       SOFTBANK HOLDINGS INC.


                                    By: /s/ Ronald D. Fisher
                                        ---------------------------------
                                        Name: Ronald D. Fisher
                                        Title:  Vice Chairman


                                    SOFTBANK TECHNOLOGY VENTURES IV L.P.


                                    By: STV IV LLC
                                        Its General Partner


                                        By: /s/ Gary Rieschel
                                            -----------------------------
                                            Name: Gary Rieschel
                                            Title:  Executive Managing Director


                                    SOFTBANK CORPORATION


                                    By: /s/ Ronald D. Fisher
                                        ---------------------------------
                                        Name: Ronald D. Fisher
                                        Title:  Attorney-in-Fact


                                    MASAYOSHI SON


                                    By: /s/ Ronald D. Fisher
                                        ---------------------------------
                                        Name: Ronald D. Fisher
                                        Title:  Attorney-in-Fact


                                    STV IV LLC


                                    By: /s/ Gary Rieschel
                                        ---------------------------------
                                        Name: Gary Rieschel
                                        Title:  Executive Managing Director